NSAR ITEM 77C
                Matters submitted to a vote of Security Holders
                                 July 28, 1998

Common Shares:

1. Proposal I
Election of Directors
To vote for the election as Class III Trustees, the nominees named below:

                                    Number of Shares/Votes
                                    ----------------------
                                    For                Authority Withheld
                                    ---                ------------------
Don G. Powell                       8,705,367.862      75,469.816
Hugo F. Sonnenschein                8,705,491.862      75,345.816

2. Proposal II
To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Fund's current fiscal year.

For               8,662,861.143
Against              11,939.000
Abstain             106,037.535

3. Proposal III
To transact such other business as may properly come before the Meeting.

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Preferred Shares:

                         No. of Shares               % Of Outstanding Shares         % of Shares Voted


1. To vote for the election as a Class III Trustee:

                                  Theodore A. Meyers

Affirmative                1,389.000                        92.600%                     100.000%
Withhold                        .000                          .000%                        .000%
Total                      1,389.000                        92.600%                     100.000%

2. To ratify KPMG Peat Marwick LLP as independent public auditors for each Fund's current fiscal year.

Affirmative                1,373.000                        91.533%                      98.848%
Against                         .000                          .000%                        .000%
Abstain                       16.000                         1.067%                       1.152%

TOTAL                      1,389.000                        92.600%                     100.000%

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